EX-99.1

NovaDel Pharma Appoints Mark J. Baric to its Board of Directors

Flemington, NJ, February 2, 2007 - NovaDel Pharma Inc. (AMEX: NVD), a novel drug delivery and specialty pharmaceutical company, announced the appointment of Mark J. Baric as a Director to the NovaDel Board of Directors effective February 1, 2007. Mr. Baric is the President and Co-founder of CeNeRx BioPharma, Inc., a clinical stage company developing and commercializing innovative treatments for diseases of the central nervous system.

“Mark Baric has a strong track record in starting and developing new companies and most recently started a biotechnology company focused on CNS disorders, a core focus of our development efforts. His extensive operating experience will serve as a great asset to our management team and Board of Directors,” stated Jan Egberts, MD, President and CEO of NovaDel. “We are delighted to welcome Mark Baric to NovaDel’s Board of Directors and look forward to his contributions.”

Marc Baric is President of CeNeRx and co-founded the company in 2005. Prior to CeNeRx, Mr. Baric served as CEO and Chairman of several entertainment companies, including Virtus Entertainment. Before Virtus, Mr. Baric was COO and Co-founder of Seer technologies, where he oversaw the company’s growth from a start-up to a publicly traded company with 900 employees. Before Seer, Mr. Baric held various leadership positions at several firms, including CS First Boston and Coopers and Lybrand. Mr. Baric serves on the Boards of several companies and foundations. Mr. Baric received an MBA from the Wharton school of Business and a BS from Clarion University.

ABOUT NOVADEL PHARMA INC.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) more rapid delivery of drugs to the bloodstream allowing for quicker onset of therapeutic effects compared to conventional oral dosage forms; (ii) increased bioavailability of a drug by avoiding metabolism by the liver; (iii) improved drug safety profile by reducing the required dosage, including possible reduction of side effects; (iv) improved dosage reliability; (v) allowing medication to be taken without water; (vi) avoiding the need to swallow as is the case with many medications; and (vii) improved patient convenience and compliance. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit www.novadel.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

INVESTOR RELATIONS CONTACTS:
Susan Griffin (908) 782 – 3431, ext. 2423
Investor Relations, NovaDel Pharma, Inc.
sgriffin@novadel.com

Or

Chris Erdman (508) 647 – 0209 ext. 14
MacDougall Biomedical Communications
cerdman@macbiocom.com

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